CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 33-52850 on Form N-1A of our report dated August 21, 2007, relating to the financial statements and financial highlights of Cutler Equity Fund, a series of the Cutler Trust, appearing in the Annual Report on Form N-CSR of Cutler Equity Fund for the year ended June 30, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
October 26, 2007